Europa Trade Agency Ltd.                                     tel +1-604-801-6110
3715 West 14th Avenue                                        fax +1-604-801-6455
Vancouver, BC, Canada                                  www.europatradeagents.com
V6R 2W8
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December 6, 2004


United States Securities and Exchange Commission
Office of Small Business Operations
Division of Corporate Finance
Mail Stop 0308
450 5th Street N.W.
Washington, D.C. 20549

Attention:   H. Christopher Owings, Assistant Director

     Re:   Europa Trade Agency Ltd.
           ------------------------
           Registration Statement on Form SB-2/A
           -------------------------------------
           Commission File No. 333-118808
           ------------------------------
           Acceleration of Effective Date Pursuant to Rule 461
           ---------------------------------------------------


Dear Mr. Owings:

We write to request acceleration of the effective date of our Registration Statement on Form SB-2/A pursuant to Rule 461, such that the Registration Statement becomes effective as of 4 p.m. (Eastern) on Tuesday, December 7, 2004. We are aware of our obligations under the Securities Act of 1933.


Sincerely,
EUROPA TRADE AGENCY LTD.
------------------------

/s/ Thomas Lamb

Thomas Lamb, President